Exhibit 5.2
Direct line: 345 914 1656
Direct Email: catherine.pham@ogier.com
Reference: 2991-0002/GGS/SG/CP
August 31, 2007
TAM Capital Inc.
c/o Ogier Fiduciary Services (Cayman) Limited
Queensgate House
South Church Street
PO Box 1234
Grand Cayman KY1-1108
Cayman Islands
TAM S.A.
Av. Jurandir, 856
Lote 4, 1° andar
04072-000, São Paulo, SP
Federative Republic of Brazil
TAM Linhas Aéreas S.A.
Av. Jurandir, 856
Lote 4, 1° andar
04072-000, São Paulo, SP
Federative Republic of Brazil
The Bank of New York
Corporate Trust Administration — Global Finance Americas
101 Barclay Street, Floor 4 East
New York, New York 10286
Dear Sirs,
TAM Capital Inc. (the “Company”)
1	Request for Opinion

Ogier	www.ogier.com

Queensgate House	A list of Partners may be
PO Box 1234	inspected on our website
Grand Cayman KY1-1108
Cayman Islands

Tel +1 345 949 9876
Fax +1 345 949 9877
British Virgin Islands • Cayman Islands • Guernsey • Hong Kong •  Ireland •  Jersey • London • Montevideo • New Zealand

August 31, 2007
TAM Capital Inc.
1.1	We have been requested to provide you with a legal opinion on matters of Cayman Islands law in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on August 31, 2007 by the Company, in relation to the Company’s offer to exchange up to U.S.$300,000,000 aggregate principal amount of its 7.375% Senior Guaranteed Notes due 2017 which are registered under the Securities Act of 1933, as amended (the “Exchange Notes”) for any and all of its 7.375% Senior Guaranteed Notes due 2017 that were issued on April 25, 2007 (the “Initial Notes”).
1.2	All capitalised terms used herein have the respective meanings set forth in the Registration Rights Agreement (as defined in Schedule 1), except to the extent that a contrary indication or definition appears in this opinion or in any Schedule. References herein to a Schedule are references to a schedule to this opinion.
2	Documents Examined
2.1	For the purposes of giving this opinion, we have examined copies or drafts of the documents listed in Part A of Schedule 1 (the “Documents”). In addition, we have examined the corporate and other documents and conducted the searches listed in Part B of Schedule 1.
2.2	We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.
3	Assumptions
In giving this opinion, we have relied upon the assumptions set out in Schedule 2, without having carried out any independent investigation or verification in respect of such assumptions.
4	Opinions
On the basis of the examinations and assumptions referred to above and subject to the qualifications set out in Schedule 3 and the limitations set out below, we are of the opinion that:
4.1	the Company has been duly incorporated in the Cayman Islands as an exempted company pursuant to the Companies Law (Revised), is validly existing and, as at the date of the Good Standing Certificate (as defined herein), was in good standing under the laws of the Cayman Islands;

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4.2	the Company has the full power and authority under its memorandum and articles of association to create and execute the Exchange Notes, to issue the Exchange Notes in exchange for Initial Notes and to perform its obligations under the Exchange Notes;
4.3	the Exchange Notes, when duly executed and authenticated in the manner authorised in the Board Minutes and in accordance with the terms of the Indenture and delivered in exchange for the Initial Notes in accordance with the Exchange Offer, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and
4.4	the statements contained in the Prospectus constituting part of the Registration Statement under the caption “Enforcement of Civil Liabilities — Cayman Islands” and “Taxation — Cayman Islands Tax Considerations,” are accurate in so far as such statements constitute a summary of Cayman Islands law.
5	Limitations
We offer no opinion as to:
5.1	any laws other than the laws of the Cayman Islands and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction including, but not limited to, the laws of the State of New York or the federal laws of the United States of America and we express no opinion as to the meaning, validity or effect of references the Exchange Notes to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;
5.2	save as expressly provided herein, the commercial terms of, or the validity, enforceability or effect of the Exchange Notes, the accuracy of representations, the fulfillment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Exchange Notes and any agreements into which the Company may have entered or any other documents; or
5.3	as to whether the acceptance, execution or performance of the Company’s obligations under the Exchange Notes will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company.
6	Governing Law and Reliance
6.1	This opinion is governed by, and shall be construed in accordance with, the laws of the Cayman Islands and is limited to the matters expressly stated herein. This opinion is

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confined to and given on the basis of the laws and practice in the Cayman Islands at the date hereof. All references in this opinion to specific Cayman Islands legislation shall be to such legislation as amended to the date hereof.
6.2	This opinion is given for your benefit in connection with the Documents and, with the exception of your professional advisers (acting only in that capacity), it may not be disclosed to or relied upon by any person or used for any other purpose or referred to without our prior written consent save that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the captions “Legal Matters” and “Enforcement of Civil Liabilities — Cayman Islands” contained in the Prospectus in such Registration Statement.
Yours faithfully,

/s/ Ogier
OGIER

August 31, 2007
TAM Capital Inc
Schedule 1
Documents Examined
Part A
The Documents
1	A scanned copy of the registration rights agreement dated April 25, 2007 between the Company, TAM S.A., TAM Linhas Aéreas S.A., Citigroup Global markets Inc. and UBS Securities LLC (the “Registration Rights Agreement”);
2	A copy of the Registration Rights Statement; and
3	A scanned copy of the indenture dated as of April 25, 2007 between the Company, TAM S.A., TAM Linhas Aéreas S.A. and The Bank of New York (Luxembourg) S.A. (the “Indenture”).
Part B
Corporate and Other Documents
4	The Certificate of Incorporation of the Company dated April 5, 2007 issued by the registrar of companies in the Cayman Islands (the “Registrar”).
5	The memorandum and articles of association of the Company filed with the Registrar on April 5, 2007.
6	A Certificate of Good Standing (the “Good Standing Certificate”) in respect of the Company dated August 29, 2007 issued by the Registrar.
7	A certificate signed by a director of the Company dated August 29, 2007 in the form annexed hereto (the “Director’s Certificate”) as to certain matters of fact, having attached to it a copy of the minutes of a meeting of the board of directors of the Company held on August 29, 2007 and April 11, 2007 (together, the “Board Minutes”) and a copy of written resolutions of the sole shareholder of the Company passed on April 23, 2007.

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8	The Cause List and Register of Writs and Other Originating Process at the office of the Clerk of Courts in the Cayman Islands as inspected by us on August 30, 2007 (the “Cause List”).

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Schedule 2
Assumptions
1	All copy documents provided to us or relied upon by us (whether in facsimile, electronic or other form) conform to the originals thereof and such originals are authentic and complete and all signatures and seals thereon are genuine.
2	Where any of the Documents have been provided to us in draft or undated form, they will be duly executed, dated and delivered by all parties thereto in materially the same form as that provided to us and that they will be executed by the Company in the manner authorized in the Board Minutes and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.
3	In resolving that the Company issue the Exchange Notes and exercise its rights and perform its obligations thereunder, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him.
4	The Exchange Notes, when duly executed and unconditionally delivered by the Company in the manner authorized in the Board Minutes and by the other parties thereto, will at all times constitute, legal, valid and binding obligations of all parties thereto, enforceable in accordance with its terms as a matter of all relevant laws (other than the laws of the Cayman Islands).
5	The express choice of the laws of the State of New York as the governing law of the Exchange Notes has been made in good faith and will be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands).
6	The Company has obtained all authorisations, consents, licences and exemptions of any government or any agency or department thereof or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands) for the legality, validity, enforceability, proper performance and admissibility in evidence of the Documents and any conditions to which they are subject have been and will continue to be satisfied or waived by the parties entitled to the benefit thereof.
7	All notarisations, consularisations, filings, recordings, registrations and enrolments of the Exchange Notes with any court or authority of or in any jurisdiction outside the Cayman

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Islands and all payments outside the Cayman Islands of stamp duty, registration or other tax on or in relation to the Exchange Notes that are necessary to ensure its validity, legality, enforceability or admissibility in evidence have been made or paid.
8	There are no agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Documents or restrict the powers and authority of the Company in any way.
9	The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the Cayman Islands).
10	Each of the Good Standing Certificate and the Director’s Certificate (and the attachments thereto) is accurate and complete as at the date hereof. Since the date of the Good Standing Certificate and the Director’s Certificate and the date on which we inspected the Cause List, there have been no changes in fact which would affect the opinions expressed hereunder.
11	None of the opinions expressed hereunder will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands and, in particular, but without limitation, the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely impact on the capacity or authority of the Company or be contravened by the execution or delivery of the Exchange Notes or any party to the Exchange Notes exercising its rights or performing its obligations thereunder.
12	The Company has, as a matter of fact appointed and has taken all necessary actions to effect and validate the appointment of National Research Corporate Limited as its agent for service of process.

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Schedule 3
Qualifications
1	The term “enforceable” and its cognates, where used in this opinion, means that the relevant obligations are of a type which the courts of the Cayman Islands will enforce, but it does not mean that such obligations will necessarily be enforced in all circumstances or in accordance with their terms. In particular, but without limitation:
(a)	enforcement may be limited by dissolution, bankruptcy, liquidation, reorganisation, insolvency, receivership or other laws of general application relating to, or affecting the rights of, creditors;

(b)	enforcement may be limited by general principles of equity and, in particular, equitable remedies such as specific performance and injunction are discretionary and may not be available where damages are considered to be an adequate remedy;

(c)	claims may be barred under the laws relating to the prescription and limitation of actions or may be subject to the general doctrine of estoppel in relation to representations, acts or omissions of any relevant party or may become subject to the defence of set-off or counterclaim;

(d)	the courts of the Cayman Islands will not enforce provisions of the Exchange Notes to the extent that they may be illegal or contrary to public policy in the Cayman Islands or purport to exclude the jurisdiction of the courts of the Cayman Islands or, if obligations are to be performed in a jurisdiction outside the Cayman Islands, to the extent that such performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands may not enforce provisions of the Exchange Notes to the extent that the transactions contemplated thereunder conflict with or breach economic or other sanctions imposed in respect of certain states or jurisdictions by any treaty, law, order or regulation applicable to the Cayman Islands;

(f)	the enforcement of the obligations of the parties to the Exchange Notes may be limited by the provisions of Cayman Islands law applicable to contracts held to have been frustrated by events happening after their execution;

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(g)	the effectiveness of any provisions in the Exchange Notes exculpating any party from a liability or duty otherwise owed may be limited by law;

(h)	any provisions of the Exchange Notes purporting to provide for a payment to be made in the event of breach of the Exchange Notes would not be enforceable to the extent that the courts of the Cayman Islands were to construe such payment to be a penalty rather than a genuine pre-estimate of loss (and we express no opinion as to whether such provisions do constitute a genuine pre-estimate of loss);

(i)	any provisions of the Exchange Notes purporting to fetter any statutory power of a Cayman Islands company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(j)	the courts of the Cayman Islands may refuse to give effect to any provisions in an agreement for the payment of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before the courts of the Cayman Islands or where the courts of the Cayman Islands have themselves made an order for costs. In principle, a court of the Cayman Islands will award costs and disbursements in litigation in accordance with contractual provisions in this regard, but the applicable rule of court (Order 62, rule 5 of the Grand Court Rules) has only been in force since 1 January 2002 and there remain uncertainties as to how such rule will be applied in practice. While it is clear that costs incurred prior to judgement can be recovered in accordance with the relevant contract, it is likely that post-judgement costs will be recoverable, if at all, in accordance with the scales laid down in the Court Costs Rules 2001;

(k)	the courts of the Cayman Islands may refuse to give effect to any provisions in an agreement which would involve the enforcement of any foreign revenue or penal laws;

(l)	the courts of the Cayman Islands may refuse to allow unjust enrichment or to give effect to any provisions of an agreement (including provisions relating to contractual interest on a judgment debt) that it considers usurious; and

(m)	enforcement of any obligations may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence.
2	The courts of the Cayman Islands may decline to accept jurisdiction in an action where it determines that there is another more appropriate forum in another jurisdiction or that a court of competent jurisdiction has already made a determination of the relevant matter or

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where there is litigation pending in respect thereof in another jurisdiction or it may stay proceedings if concurrent proceedings are instituted elsewhere. Notwithstanding any provision of the Exchange Notes providing for the exclusive jurisdiction of courts other than those of the Cayman Islands, the courts of the Cayman Islands may not stay proceedings brought in contravention of such a provision (or, as the case may be, refuse leave to serve process outside the Cayman Islands) if the claimant shows that it is just and equitable to allow such proceedings to continue.
3	The question of whether or not any provision of the Exchange Notes which may be invalid on account of illegality may be severed from the other provisions thereof would be determined by the courts of the Cayman Islands in their discretion.
4	Any provision of the Exchange Notes which purports to give conclusive effect to any calculation, determination or certification may be held by the courts of the Cayman Islands not to be conclusive as such courts may review the grounds on which such calculation, determination or certification is made or given.
5	Where any party to the Exchange Notes is vested with a discretion or may determine a matter in its opinion, the courts of the Cayman Islands, if called upon to consider the issue, may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.
6	To the extent that the law of the Cayman Islands governs the matter, the waiver or amendment of any of the Exchange Notes may be effected by oral agreement between the parties or by a course of conduct of the parties, notwithstanding any provisions of the Exchange Notes to the contrary.
7	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.
8	Annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.
9	The examination of the Cause List referred to above is not conclusively capable of revealing whether or not there is any current or pending litigation in the Cayman Islands against the Company or any applications for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the

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Company or any of its assets, as notice of these matters might not be entered on the Cause List immediately. We have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI$20,000.
10	Cayman Islands conflict of laws principles are derived from English common law and in the Cayman Islands, as in England, the concept of governing law does not imply that all matters pertaining to a contract or instrument (for example, the assignability of choses in action constituted by another system of law) will necessarily be determined exclusively by its governing law.
11	Stamp duty will be payable if any of the Exchange Notes are executed in, brought to or produced before a court of the Cayman Islands. Such duty will not exceed US$600 for the Exchange Notes.